PHH Corporation - pric-sup
Pricing Supplement Dated December 8, 1998                   Rule 424 (b) (3)
(To Prospectus dated March 2, 1998 and                      File No. 333-45373
 Prospectus Supplement dated March 2, 1998)

                                 PHH CORPORATION
                                Medium-Term Notes

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
Principal Amount:            $21,500,000          Trade date:   December 8, 1998
Currency or Currency  Unit:  US Dollars           Original Issue Date: December 11, 1998
Issue Price:                 100%                 Agent's Discount or Commission: 0.15%
Net Proceeds to Issuer:      $21,467,750          Agent (s): Merrill Lynch & Co.
Maturity Date:               December 13, 1999    CUSIP Number:     69332H GB 6
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


Interest:
   Fixed Rate:          5.87%
   Floating Rate:
      Base Rate:  [   ]  Commercial Paper Rate  [   ]  CD Rate    [   ]  Federal Funds Effective Rate
                  [   ]  LIBOR      [   ]  Treasury Rate    [  ] Prime Rate  [   ]  Other
                         ( ) Reuters Page:  _________                   (see attached)
                         ( ) Telerate Page: _________


Spread:                       N/A

Initial Interest Rate:        N/A

Interest Reset Dates:         N/A

Interest Determination Date:  N/A

Interest Payment Dates: Semi-Annually, on June 14, 1999; December 13, 1999 (or next Business Day)

Index Maturity:         N/A

Day Count Convention:   [   ]  Actual/360   [   ]  Actual/Actual   [ X ]  30/360

Option to Receive Payments in Specified Currency:  [   ]  Yes  [   ]  No

Redemption:
      [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
      [ ] The Notes may be redeemed prior to maturity.
   Initial Redemption Date:
   Initial Redemption Price: _________%
   Annual Redemption Price Reduction: _________% until Redemption Price is 100% of the Principal Amount.

Repayment:
      [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
      [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
   Repayment Date:
   Repayment Price:     %

Discount Note:    [   ]  Yes        [ X ]  No
   Total Amount of OID:
   Yield to Maturity:
   Initial Accrual Period:

Form: [X]  Global [   ]  Certificated

Agent's Capacity: [   ]  Agent      [X]  Principal

If as Principal:
      [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
      [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of _____% of Principal Amount.

If as Agent:
      The Notes are being offered at a fixed initial public offering price of ___________% of Principal Amount.

Other Terms:
      The Agents from time to time perform investment banking and other financial services for the Company and its affiliates, including its parent company, Cendant Corporation ("Cendant"). Federal class action lawsuits have been commenced against Cendant and others alleging securities law violations in connection with public statements relating to Cendant's common stock and its public offering of FELINE PRIDES ("PRIDES") on February 24, 1998. Merrill Lynch & Co., as an underwriter of the PRIDES offering, is or may be named as a defendant in certain of these cases.